Exhibit 3.2

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

1.	Name of Limited Liability Company:	Rydex Specialized Products, LLC

2.	The Certificate of Formation of the limited liability company is hereby amended as follows:

FIRST: The name of the limited liability company is Guggenheim Specialized Products, LLC (the “Company”).

3.	The Amendment of the Certificate of Formation of the limited liability company shall be

effective as of:	March 30, 2012

In WITNESS WHEREOF, the undersigned have executed this Certificate on

The	27th	date of March , A.D. 2012.

By:	/s/ Amy J. Lee
Authorized Person(s)

Name:	Amy J. Lee
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